Exhibit 99.5

LetTER Agreement

Beno Distribution, Ltd.

Attention: Andrew T. Moustras, Director

Via email: _________________

TGR Capital, LLC

Attention: Mike Zoi

Via email: __________________

MTZ Fund, LLC

Attention: Mike Zoi

Via email: __________________

Mike Zoi

Via email: __________________

This letter agreement is dated as of June 10, 2014 (the "Effective Date"). Subject only to approval of the transactions described herein by the board of directors of Net Element, Inc., a Delaware corporation (Nasdaq: NETE) ("NETE"), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1.	Effective as of the Effective Date, Mike Zoi shall resign as director and/or officer of NETE and any of its affiliates. In addition, as soon as practicable after the Effective Date (but in any event not later than thirty (30) days after the Effective Date), TGR Capital, LLC, a Florida limited liability company, an affiliate of Mike Zoi and a significant stockholder of NETE ("TGR"), shall assign and transfer to Beno Distribution, Ltd., a company organized and existing under the laws of the British Virgin Islands (“Beno”), such number of restricted shares of common stock of NETE currently owned by TGR that would equal fourteen percent (14%) in the aggregate of the total issued and outstanding shares of common stock of NETE (on a fully diluted basis except no warrants issued by NETE shall be counted or taken into consideration in computing such fully diluted basis) as of the Effective Date (the "TGR Share Transfer").

2.	In consideration of such resignation, NETE hereby agrees and covenants to cause all of the shares of NETE common stock held by each of TGR and MTZ Fund, LLC, a Delaware limited company and an affiliate of Mike Zoi (“MTZ”), immediately after the TGR Share Transfer to be registered with the U.S. Securities and Exchange Commission (the “SEC”) on Form S-3 registration statement (or on Form S-1 registration statement if NETE is ineligible to register its shares on Form S-3) by using NETE’s best reasonable efforts to cause such registration statement to be filed with the SEC not later than sixty (60) days from the date of the TGR Share Transfer and declared effective by the SEC as soon as practically possible after such filing. NETE hereby agrees that, if any of the provisions of this paragraph 3 of this letter agreement were not performed in accordance with their specific terms or were otherwise breached (e.g., if the registration statement is not filed with the SEC and/or not declared effective due to direct fault of NETE), irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that TGR and MTZ shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

3.	In connection with the TGR Share Transfer (the shares transferred pursuant to the TGR Share Transfer are referred to as the "Shares"), Beno, on its own behalf and on behalf of his respective affiliated entities (if any), hereby provides to NETE and TGR the representations and warranties set forth in Exhibit A hereto.

4.	NETE hereby agrees that, on the Effective Date, NETE shall pay off the Amex credit card with a number ending with 0-91002, issued in the name of Mike Zoi, charges in the amount of US $77,128.00 (Seventy-Seven Thousand One Hundred Twenty-Eight U.S. Dollars only). Upon Amex confirmation of such payment, Mike Zoi, on his behalf and on behalf of his affiliates (including, but not limited to, Enerfund), hereby agrees that he shall not have any further claims against NETE for any other payment to him and his affiliates (including, but not limited to, Enerfund).

This letter agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. No party hereto may, without the prior written consent of the other party hereto, assign or otherwise transfer, in whole or in part, any of its rights and obligations under this letter agreement. Except as expressly provided for herein, nothing in this letter agreement shall confer any rights upon any person that is not a party hereto or the successor or permitted assignee of a party to this letter agreement. This letter agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts.

[Signatures are on next page.]

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Please indicate your consent to the terms of this letter agreement by signing and dating this letter agreement and returning it to the undersigned.

NET ELEMENT, INC.

By:	/s/ Oleg Firer
Oleg Firer, Chief Executive Officer

Agreed and accepted by:

BENO DISTRIBUTION, LTD.

By:	/s/ Andrew T. Moustras
Andrew T. Moustras, Director

TGR Capital, LLC

By:	/s/ Mike Zoi
Mike Zoi, Manager

MTZ Fund, LLC

By:	/s/ Mike Zoi
Mike Zoi, Manager

/s/ Mike Zoi
MIKE ZOI

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Exhibit A

Investment Representations and Warranties

As a condition to the TGR Share Transfer to Beno, Beno, on its own behalf and on behalf of its affiliated entities (each, an “Investor”), hereby represents and warrants to NETE and TGR as follows:

Investor acknowledges that the issuance and transfer to it of the shares of common stock of NETE representing the Shares has not been reviewed by the United States Securities and Exchange Commission or any state securities regulatory authority because such transaction is intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws. Investor understands that each of NETE and TGR is relying upon the truth and accuracy of, and Investor’s compliance with, the representations, warranties, acknowledgments and understandings of Investor set forth in this letter agreement in order to determine the availability of such exemptions and the eligibility of Investor to acquire the Shares.

Investor represents that the Shares are being acquired by Investor for its own account, for investment purposes only and not with a view to or for distribution or resale to others in contravention of the registration requirements of the Securities Act or applicable state securities laws. Investor agrees that it will not sell or otherwise transfer any of the Shares unless such transfer or resale is registered under the Securities Act and applicable state securities laws or unless exemptions from such registration requirements are available.

Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Investor’s investment in NETE through Investor’s acquisition of the Shares. Investor is able to bear the economic risk of its investment in NETE through Investor’s acquisition of the Shares for an indefinite period of time. At the present time, Investor can afford a complete loss of such investment and has no need for liquidity in such investment.

Investor recognizes that its acquisition of the Shares involves a high degree of risk in that: (a) an investment in NETE is highly speculative and only Investor who can afford the loss of their entire investment should consider investing in NETE and securities of NETE; (b) transferability of the Shares is limited; (c) NETE has experienced recurring losses and it must raise substantial additional capital in order to continue operating its business; (d) subsequent equity financings will dilute the ownership and voting interests of Investor and equity securities issued by NETE to other persons or entities may have rights, preferences or privileges senior to the rights of Investor; (e) any debt financing that may be obtained by NETE must be repaid regardless of whether NETE generates revenues or cash flows from operations and may be secured by substantially all of NETE’s assets; (f) there is absolutely no assurance that any type of financing on terms acceptable to NETE will be available to NETE or otherwise obtained by NETE; and (g) if NETE is unable to obtain additional financing or is unable to obtain additional financing on terms acceptable to it, then NETE may be unable to implement its business plans or take advantage of business opportunities, which could have a material adverse effect on NETE’s business prospects, financial condition and results of operations and may ultimately require NETE to suspend or cease operations.

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Investor acknowledges that he has prior investment experience and that he recognizes and fully understands the highly speculative nature of Investor’s investment in NETE pursuant to its acquisition of the Shares. Investor acknowledges that he, either alone or together with its professional advisors, has the capacity to protect its own interests in connection with this transaction.

Investor acknowledges that it has carefully reviewed the this letter agreement and NETE’s filings with the United States Securities and Exchange Commission, which are available on the Internet at www.sec.gov, all of which documents and filings Investor acknowledges have been made available to it. Investor has been given the opportunity to ask questions of, and receive answers from, NETE concerning this letter agreement, the issuance to it of the Shares, and NETE’s business, operations, financial condition and prospects, and Investor has been given the opportunity to obtain such additional information, to the extent NETE possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of same as Investor reasonably desires in order to evaluate its investment in NETE pursuant its acquisition of the Shares. Investor fully understands all of such documents and filings and has had the opportunity to discuss any questions regarding any of such documents or filings with its legal counsel and tax, investment and other advisors. Notwithstanding the foregoing, Investor acknowledges and agrees that the only information upon which it has relied upon in executing this letter agreement is the information set forth in this letter agreement and NETE’s filings with the United States Securities and Exchange Commission. Investor acknowledges that it has received no representations or warranties from NETE, its employees, agents or attorneys in making this investment decision. Investor acknowledges that it does not desire to receive any further information from NETE or any other person or entity in order to make a fully informed decision of whether or not to execute this letter agreement and accept the Shares.

Investor acknowledges that the issuance to it of the Shares may involve tax consequences to Investor. Investor acknowledges and understands that Investor must retain its own professional advisors to evaluate the tax and other consequences of Investor’s receipt of the Shares.

Investor understands and acknowledges that NETE is under no obligation to register the resale of the Shares under the Securities Act or any state securities laws. Investor agrees that NETE may, if it desires, permit the transfer of the Shares out of Investor’s name only when Investor’s request for transfer is accompanied by an opinion of counsel reasonably satisfactory to NETE that the proposed transfer satisfies an applicable exemption from registration requirements under the Securities Act and applicable state securities laws.

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Investor understands that the certificate(s) representing the Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the Shares):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN A REASONABLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS, OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

The legend set forth above will be removed, and NETE will issue a certificate without such legend to the holder of the Shares upon which it is stamped, only if (a) such Shares are being sold pursuant to an effective registration statement under the Securities Act, (b) such holder delivers to NETE an opinion of counsel, in a reasonably acceptable form to NETE, that the disposition of the Shares is being made pursuant to an exemption from federal and state registration requirements, or (c) such holder provides NETE with reasonable assurance that a disposition of the Shares may be made pursuant to Rule 144 under the Securities Act without any restriction as to the number of shares acquired as of a particular date that can then be immediately sold.

Investor acknowledges that he has a preexisting personal or business relationship with NETE or one or more of its officers, directors or controlling persons.

Investor represents and warrants that he was not induced to invest in NETE (pursuant to the issuance to it of the Shares) by any form of general solicitation or general advertising, including, but not limited to, the following: (a) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media (including via the Internet) or broadcast over the news or radio; and (b) any seminar or meeting whose attendees were invited by any general solicitation or advertising.

Beno’s current addresses is on file with NETE.

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